UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2007

VIRAGE LOGIC CORPORATION

(Exact name of registrant as specified in its charter)

000-31089

(Commission File Number)

Delaware	77-0416232
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

47100 Bayside Parkway

Fremont, California 94538

(Address of principal executive offices, with zip code)

(510) 360-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On June 7, 2007, Virage Logic Corporation (the “Company”) issued a press release announcing the appointment of Mr. Pedro Rodriguez as the Company’s Chief Marketing Officer. Mr. Rodriguez currently serves as a director for EXAR and previously served as president, CEO and a director of Xpedion Design Systems, Inc., a private company focused on electronic design automation solutions for use in designing wireless communication circuits and systems which was acquired by Agilent Technologies. Prior to joining Xpedion, Rodriguez held senior management positions in sales and marketing at Escalade Corporation, a provider of software for chip design, until its acquisition by Mentor Graphics. He also held senior sales management positions at LSI Logic, as well as product management and process engineering positions at Aerojet Electronics, Teledyne Microwave, and Siliconix.

As the Chief Marketing Officer, Mr. Rodriguez will receive cash compensation equal to $250,000 per annum, subject to standard payroll deductions and withholdings. Mr. Rodriguez will also receive a sign-on bonus of $25,000, which is recoverable by the Company in full if Mr. Rodriguez’s employment is terminated within the first year of service. Mr. Rodriguez will be eligible to participate in the Company’s 2007 MBO Bonus Plan. Additionally, Mr. Rodriguez will be eligible to receive a stock settled appreciation right grant for 250,000 shares of the Company’s common stock, which will vest over a four year period with 25% of the shares vesting one year from the start date and at a rate of 1/48th of the shares per month for the remaining 36 months. Mr. Rodriguez will also receive a restricted stock unit grant for 33,000 shares upon his start date. In the event that Mr. Rodriguez’s employment is terminated without cause during the first 12 months, Mr. Rodriguez will be paid a lump sum amount equivalent to 6 months of his base salary. In the event of an acquisition and subsequent involuntary termination or involuntary change of title or responsibility, Mr. Rodriguez will receive at his election 50% acceleration on unvested shares.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of Virage Logic Corporation dated July 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGE LOGIC CORPORATION

Date: June 8, 2007	By:	/s/ Christine Russell
Christine Russell
Vice President of Finance and
Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release of Virage Logic Corporation dated June 7, 2007